EXHIBIT 99.0


Fr:       Anthony Jurak, Founder

To:       Jurak Corporation World Wide, Inc.

Re:       Continuing working capital requirements

Date:     December 16, 1998


I agree to personally provide the necessary working capital needs of the corporation for one year from the date above.

Signed
          /s/ Anthony Jurak